Exhibit 2.2

CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving Delaware corporation is Cardium Therapeutics, Inc., and the name of the Delaware corporation being merged into this surviving corporation is Aries Acquisition Corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving Delaware corporation is Cardium Therapeutics, Inc.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective immediately upon filing of this Certificate of Merger.

SIXTH: The Agreement of Merger is on file at 11622 El Camino Real, Suite 310, San Diego, California 92130, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 20th day of October, 2005.

By:	/s/ Christopher J. Reinhard
Name:	Christopher J. Reinhard
Title:	Chief Executive Officer